Exhibit 99.1
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FOR IMMEDIATE RELEASE November 10, 2005	NEWS Amex — NGS
NATURAL GAS SERVICES GROUP ANNOUNCES THIRD QUARTER AND NINE
MONTHS FINANCIAL RESULTS; AND CONFERENCE CALL
222% Increase In Revenue For The Three Months to $12.5 Million
217% Increase In Revenue For The Nine Months to $35.5 Million
MIDLAND, Texas, November 10, 2005 — Natural Gas Services Group, Inc. (AMEX:NGS), a leading provider of equipment and services to the natural gas industry, announces its financial results for the third quarter and nine months ended September 30, 2005.
Natural Gas Services Group, Inc.

(in thousands of dollars,	Third	Third		Nine	Nine
except per share amounts)	Quarter	Quarter	Change	Months	Months		Change
	2005	2004		2005	2004

Revenues	$12,460	$3,870	222%	$35,532	$11,220		217%
Net Income	$1,091	$451	142%	$3,060	$1,210	*	153%
EPS (Basic)	$0.14	$0.08	75%	$0.43	$0.21	*	95%
EPS (Diluted)	$0.12	$0.07	71%	$0.37	$.19	*	95%
Net cash provided by operations				$4,134	$3,189	*	30%
EBITDA	$3,316	$1,587	109%	$9,322	$4,315	*	116%
Weighted avg. shares outstanding:
Basic	7,606	5,626		7,078	5,428
Diluted	8,771	6,492		8,213	6,217

*	Excludes non-recurring proceeds attributable to life insurance payment in the amount of $1,500,000 in the first quarter of 2004.
Revenue: Revenue for the third quarter ended September 30, 2005, increased 222% to $12.5 million, as compared to $3.9 million for the same period in 2004. Revenues for the nine months ended September 30, 2005 increased 217% to $35.5 million, as compared to $11.2 million for the same period in 2004. The increase in revenue during the third quarter and first nine months of 2005 reflects an increase in revenue primarily as a result of the acquisition of SCS in January 2005 plus the continued addition of compressor units to our rental fleet.
Income: Net income for the three months ended September 30, 2005 increased 142% to $1.1 million or $.12 per share (diluted), as compared to net income of $451 thousand or $.07 per share (diluted) for the same period in 2004. Net income for the nine months ended September 30, 2005 increased 153% to $3.1 million or $.37 per share (diluted), as compared to $1.2 million or $.19 per share (diluted) for the same period in 2004. This is mainly due to the increase in our rental activity and compressor unit sales from our SCS subsidiary.
EBITDA (see discussion of EBITDA at the end of this release) increased 109% to approximately $3.3 million for the three months ended September 30, 2005, versus $1.6 million for the same period in 2004. EBITDA increased 116% to approximately $9.3 million for the nine months ended September 30, 2005, versus $4.3 million for the same period in 2004.
Rental Fleet: NGS’s rental fleet grew by 37%, or 220 units, during the nine months ended September 30, 2005. The Company ended the period with 805 compressor units in its rental fleet, up from 585 units at December 31, 2004 and 533 units at September 30, 2004. The Company added 70 natural gas compressors to its rental fleet in the quarter ended September 30, 2005.
Steve Taylor, President and CEO of Natural Gas Services Group, Inc. said, “Our activity continues in a vigorous manner in all segments of our business, including compressor rentals, compressor sales and flare sales. We have added 220 compressor units to our rental fleet this year through September 30, 2005 which is on track to meet our projected fleet size of 850-900 by year-end. Our utilization and backlogs continue to be strong and our expansion into the Rocky Mountains and Appalachian regions is proceeding at the expected rate.”
The Company has scheduled a conference call Thursday, November 10, 2005 at 3:00 PM Central Standard Time to discuss 2005 Third Quarter and Nine Months Financial Results.
What: Natural Gas Services Group, Inc. 2005 Third Quarter and Nine Months Financial Results Conference Call
When: November 10, 2005 at 3:00 PM Central Standard Time
How: Live via phone by dialing 800-936-4602. Code: Natural Gas Services. Participants to the Conference call should call in at least 5 minutes prior to the start time.
Steve Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing third quarter and nine months financial results. Mr. Taylor and Wallace Sparkman, Chairman, will discuss the status of the industry and the role of the Company within the industry.
About Natural Gas Services Group, Inc. (NGS)
NGS is a leading provider of small to medium horsepower compression equipment to the natural gas industry. The Company focuses primarily on the non-conventional gas industry (such as coalbed methane, gas shales and tight gas). The Company manufactures, fabricates and rents natural gas compressors that enhance the production of natural gas wells and provide maintenance services for those compressors. In addition, the Company sells custom fabricated natural gas compressors to meet customer specifications dictated by well pressures, production characteristics and particular applications. The Company also manufactures and sells flare systems for gas plant and production facilities.

For More Information, Contact:	Wallace Sparkman, Investor Relations 800-580-1828 Jim Drewitz, Investor Relations 972-355-6070 jdrewitz@comcast.net
Or visit the Company’s website at www.ngsgi.com
“EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of EBITDA to net income is as follows:

(in thousands of dollars, exceptper share amounts)	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

EBITDA	$3,316	$1,587	$9,322	$4,315

Adjustments to reconcile EBITDA to net income:

Amortization and depreciation	(1,076)	(642)	(3,026)	(1,751)

Interest expense	(508)	(206)	(1,439)	(580)

Provision for income tax	(641)	(288)	(1,797)	(774)

Net income	$1,091	$451	$3,060	$1,210

*	Excludes non-recurring proceeds attributable to life insurance payment in the amount of $1,500,000 in the first quarter of 2004.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS’s products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

Natural Gas Services Group, Inc.
Condensed Consolidated Balance Sheet
(in thousands of dollars)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,729	$685
Accounts receivable — trade, net of allowance	6,894	1,999
Inventory	14,369	4,470
Prepaid expenses	238	141

Total current assets	27,230	7,295

Lease equipment, net of accumulated depreciation	37,357	27,734
Other property, plant and equipment, net of depreciation	6,691	3,134
Goodwill, net of accumulated amortization	8,154	2,590
Intangibles, net of accumulated amortization	4,059	86
Restricted cash	2,000	2,000
Other assets	92	416

Total Assets	$85,583	$43,255

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term debt	$4,103	3,728
Bank line of credit	300	550
Accounts payable and accrued liabilities	8,780	2,355
Unearned Income	235	22

Total current liabilities	13,418	6,655

Long term debt, less current portion	21,610	9,290
Subordinated notes, less current portion	2,000	1,449
Deferred income tax payable	4,658	2,958

Total liabilities	41,686	20,352

Common stock	90	61
Paid in capital	34,260	16,355
Retained earnings	9,547	6,487

Shareholders’ Equity	43,897	22,903

Total Liabilities and Shareholders’ Equity	$85,583	$43,255

Natural Gas Services Group, Inc.
Condensed Consolidated Income Statements
(unaudited)
(in thousands of dollars, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue:
Sales	$7,479	$703	$22,066	$2,445
Service and maintenance income	610	436	1,770	1,370
Rental income	4,371	2,731	11,696	7,405

	12,460	3,870	35,532	11,220
Cost of revenue:
Cost of sales	5,778	451	16,977	1,699
Cost of service and maintenance	341	338	1,145	1,030
Cost of rentals	1,782	844	4,539	2,174

Total cost of revenue	7,901	1,633	22,661	4,903

Gross Margin	4,559	2,237	12,871	6,317

Operating Cost:
Selling expense	269	227	750	630
General and administrative expense	1,007	425	2,850	1,368
Depreciation and amortization	1,076	642	3,026	1,751

	2,352	1,294	6,626	3,749

Operating income	2,207	943	6,245	2,568

Interest expense	(508)	(206)	(1,439)	(580)
Other income (expense)	33	2	51	1,496

Income before income taxes	1,732	739	4,857	3,484
Provision for income tax	641	288	1,797	774

Net Income	1,091	451	3,060	2,710
Preferred dividends	—	—	—	53

Income available to common shareholders	$1,091	$451	$3,060	$2,657

Earnings per share:
Basic	$0.14	$0.08	$0.43	$0.49
Diluted	$0.12	$0.07	$0.37	$0.43
Weighted average Shares:
Basic	7,606	5,626	7,078	5,428
Diluted	8,771	6,492	8,213	6,217

Natural Gas Services Group, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands of dollars)

	Nine Months	Nine Months
	Ended	Ended

	September 30, 2005	September 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,060	$2,710
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,026	1,751
Deferred taxes	1,700	770
Amortization of debt issuance costs	49	49
Gain on disposal of assets	(47)	7
Changes in current assets and liabilities:
Trade and other receivables	(2,057)	(371)
Inventory and work in progress	(5,345)	(625)
Prepaid expenses and other	(32)	(72)
Accounts payable and accrued liabilities	4,180	575
Deferred income	(723)	(89)
Other assets	323	(16)

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,134	4,689

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,107)	(8,937)
Assets acquired, net of cash	(7,584)	—
Proceeds from sale of property and equipment	239	50

NET CASH USED IN INVESTING ACTIVITIES	(20,452)	(8,887)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from bank loans	20,517	5,031
Net proceeds from line of credit	300	521
Repayments of long term debt	(12,268)	(1,821)
Repayments of line of credit	—	(300)
Dividends paid on preferred stock	—	(53)
Proceeds from exercise of warrants and stock options	12,813	5,052

NET CASH PROVIDED BY FINANCING ACTIVITIES	21,362	8,430

NET INCREASE IN CASH	5,044	4,232
CASH AT BEGINNING OF PERIOD	685	176

CASH AT END OF PERIOD	$5,729	$4,408

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$1,396	$580
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired for issuance of subordinated debt	$3,000	—
Assets acquired for issuance of common stock	$5,120	—